Exhibit 1.01
Conflict Minerals Report
GlobalFoundries Inc.
In accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This report for the year ended December 31, 2023 (the "Conflict Minerals Report"), is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the U.S. Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants who manufacture, or contract to manufacture, products for which certain specified minerals are necessary to the functionality or production of the products, regardless of the geographic origin of the minerals and whether or not they fund armed conflict. These minerals consist of columbite-tantalite (coltan), cassiterite and wolframite (and their derivatives tantalum, tin, and tungsten) and gold (collectively, “3TGs”). As used in this Conflict Minerals Report, the term “GF”, "we", "our" or "the Company" refers to GlobalFoundries Inc. and its consolidated subsidiaries.
Overview
GF is one of the world’s leading semiconductor foundries. It manufactures complex, essential integrated chips (ICs) that are used in billions of electronic devices across various industries. Our specialized foundry manufacturing processes, extensive library of qualified circuit building block designs (known as IP titles or IP blocks) and advanced transistor and device technology allow us to serve a wide range of customers, including global leaders in IC design. We focus on providing optimized solutions for critical applications that drive key secular growth end markets, ensuring function, performance and power requirements are met. Our differentiated foundry solutions redefine the industry by offering essential chip solutions that empower our customers to develop innovative products for a wide range of applications in diverse markets. Since our founding in 2009, we have invested over $23 billion to create a global manufacturing footprint with state-of-the-art facilities across three continents. This allows us to provide our customers with the flexibility and supply chain security they require. Additionally, as semiconductor technologies become more complex, we offer comprehensive design solutions and services to help our customers bring their products to market quickly and cost-effectively. We continuously expand our ecosystem of partners, including IP, electronic design automation, outsourced assembly and test, and design services, to enhance our offerings.
With a vast library of IP titles and ongoing development across multiple process nodes, we are committed to delivering high-quality, cost-effective solutions that meet the evolving needs of our customers. We focus on essential devices that include digital, analog, mixed-signal, radio frequency (“RF”), ultra-low power and embedded memory solutions that connect, secure and process data, and efficiently power the digital world around us. Our core technology portfolio includes a range of differentiated technology platforms, including our industry-leading RF SOI solutions, advanced high-performance Fin Field-Effect Transistor (“FinFET”), Complementary Metal-Oxide Semiconductor (“CMOS”), our proprietary FDX, high-performance Silicon Germanium (“SiGe”) and Gallium Nitride (“GaN”) products and Silicon Photonics ("SiPh"), all of which can be purposely engineered, innovated and designed for a broad set of demanding applications. Through an intense focus on collaboration, we have built deep strategic partnerships with a broad base of more than 250 customers as of December 31, 2023, many of whom are the global leaders in their field. With four world-class manufacturing sites on three continents and approximately 2.2 million 300mm equivalent semiconductor wafers shipped in 2023, we provide the geographic diversification, scale and technology differentiation that we believe are critically important to our customers’ success.
3TG Use in Products
In the complex, multi-step silicon wafer manufacturing process, tantalum, tungsten and in some cases, gold are added to achieve the desired functionalities of ICs. The commodities GF purchases that contain tantalum, tungsten, or gold include high-purity targets used in physical vapor deposition (PVD) and process gases and chemicals, all of which are used to deposit ultra-thin metal films onto the wafer surface. Tin and gold are used in post-wafer fab process steps, such as in interconnect materials in wafer bump or wafer packaging, and in components used for semiconductor module assembly.
GF determined that 3TGs were necessary to the functionality or production of certain products that GF manufactured or contracted to be manufactured during the year ended December 31, 2023 (such products, the “Covered Products”). Therefore, as required by rule, GF conducted a reasonable country of origin inquiry (“RCOI”) in good faith to determine whether any of the necessary 3TGs in the Covered Products originated from Democratic Republic of the Congo or an adjoining country (collectively referred to as the “Covered Countries”) or were from recycled or scrap sources.
Based on this RCOI, GF concluded that it has reason to believe that some of the necessary 3TGs contained in the Covered Products may have originated in the Covered Countries and were not 100% derived from recycled or scrap sources. As required by the Rule, GF therefore performed further due diligence on the source and chain of custody of the necessary 3TGs in its Covered Products, which was designed to conform, in all material respects, with the internationally recognized due diligence framework of the Organization for Economic Co-Operation and Development (“OECD”) Due Diligence

Exhibit 1.01
Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High Risk Areas(“CAHRAs”) and the related supplements for gold, tin, tantalum, and tungsten (the “OECD Guidance”), the results of which are described in this Conflict Minerals Report.
GF is committed to complying with the requirements of the Rule and upholding responsible sourcing practices. As such, GF has put into place a robust due diligence program that seeks to ensure its contributions to upholding human rights and responsible sourcing practices across the supply chain.
3TG Program & Policies
GF maintains policies that require all materials used in the manufacturing of its products to be sourced responsibly—this applies specifically to materials potentially sourced from CAHRAs, including the Covered Countries. GF’s Conflict Minerals Policy, which is available online at Conflict-Minerals-Policy-public.pdf (gf.com), establishes GF’s due diligence expectations for the sourcing of minerals and metals, including 3TGs. GF’s Conflict Minerals Policy prohibits the use of 3TGs if their sourcing contributes to financing armed conflict and human rights abuses in the conflict regions in the Covered Countries and/or other CAHRAs. GF actively encourages its suppliers to source from Responsible Minerals Assurance process ("RMAP") conformant smelters and refiners (together, “SORs”) in the applicable regions in order to contribute to the Covered Countries’ and/or other CAHRAs’ economic development in local communities. In addition, GF’s Global Human Rights Policy also requires that all suppliers conform to the Responsible Business Alliance’s (the “RBA”) Code of Conduct requirements, which in turn requires suppliers to adopt a policy relating to responsible sourcing of 3TGs.
GF maintains a Stewardship Committee, which is responsible for setting strategic direction, conducting management reviews and providing guidance and approval regarding Environmental, Social and Governance related topics, including Supplier Responsibility. The Stewardship Committee membership includes senior executives representing the Legal, Finance, Manufacturing, Human Resources, Communications, Technology, Strategy, Business Operations and Global Supply Chain organizations. GF’s responsible minerals sourcing program and its progress are reviewed periodically by the Stewardship Committee.
GF is a member of the Responsible Minerals Initiative (“RMI”) and applies RMI’s due diligence tools, such as the Responsible Minerals Assurance Process (“RMAP”) and Risk Readiness Assessment (“RRA”) for conflict-affected and high-risk areas. GF’s goal is to source 3TGs only from SORs listed as conformant (“RMAP conformant") by the RMI’s RMAP. The RMAP is augmented by the London Bullion Market Association (“LBMA”), the Responsible Jewellery Council Chain of Custody Standard (“RJC CoC”), and the Tungsten Industry – Conflict Minerals Council (“Ti-CMC”) all of which use independent third-party audits to identify SORs that have systems in place to assure focus minerals are sourced responsibly. RMAP, LBMA, RJC CoC, and Ti-CMC are recognized by industry as third-party validation schemes.
GF manages its supply chain and specifies detailed requirements to its suppliers relating to the responsible sourcing of any metals and minerals, including 3TGs, that become part of GF’s products. GF partners with its 3TG suppliers in, at minimum, annual reviews of their due diligence practices and to identify all SORs in GF's extended supply chain and seeks to ensure that all SORs in its supply chain maintain RMAP conformance. When GF onboards a new supplier, it communicates the requirement that any 3TGs supplied to GF must be sourced from RMAP conformant SORs. GF also routinely provides due diligence information to support its customers’ reporting needs.
In addition, as part of GF’s risk management process for responsible sourcing, if information provided by a supplier or its sourcing practices do not meet GF’s expectations, or if an SOR used in the supplier’s supply chain becomes non-conformant with the RMAP protocols (“RMAP non-conformant”), the supplier must either correct the gap immediately or develop and submit a corrective action plan. If an RMAP non-conformant SOR is unwilling to pursue corrective actions per the RMAP process, then GF takes steps to implement alternate sourcing of materials that is not dependent on that RMAP non-conformant SOR.
As of December 31, 2023, GF’s supply chain for the Covered Products included 31 tungsten, 31 tantalum, 87 gold and 61 tin identified SORs, of which 100% percent were RMAP conformant. In 2023, GF took steps to remove one tin SOR, one tantalum SOR, one tungsten SOR and four gold SORs from our supply chain, as they either lost their RMAP conformant status or changed their status from a smelter to a recycler only. Additionally, two tin SORs that were in GF’s supply chain that became RMAP non-conformant in 2023 actively worked towards and successfully completed their RMAP audit and regained their RMAP conformant status by the end of 2023. As they regained RMAP conformant status before December 31, 2023, they are included among the 61 tin SORs referenced above.
GF has been a member of the RBA since 2016 and the RMI since 2015 and GF's subject matter experts are closely involved in various RMI and RBA working groups. GF believes its engagement and the contributions GF’s subject matter experts have made to these working groups have helped develop standards, best practices and tools that benefit all companies working to end the link between 3TGs and conflict in the Covered Countries.
Description of Products
We offer a wide range of essential chip solutions that can address the needs of mission-critical applications in Smart Mobile Devices, Homes and Industrial loT, Communications Infrastructure & Datacenter and Automotive. We devote the majority of our R&D efforts to our three primary differentiated technology platforms, namely CMOS, RF and Power. We organize our

Exhibit 1.01
CMOS platforms across several product platforms, including FDX, FinFET and SiPh. RF includes RF SOI and SiGe Bipolar CMOS technologies and lastly our Power platform includes GaN and our Bipolar-CMOS-DMOS (“BCD”) and BCDLite platforms.
Reasonable Country of Origin Inquiry
GF does not directly purchase ore or unrefined 3TG, nor does it have direct relationships with any SORs. Therefore, GF relies on its direct suppliers to provide information on the origin of any 3TG contained in the materials and products they supply to GF, including the source of any 3TG that they obtain from lower tier suppliers and SORs.
As required by the Rule, GF conducted an RCOI in good faith to determine whether any of the necessary 3TGs in the Covered Products may have originated in the Covered Countries and were not 100% derived from recycled or scrap sources. GF reviewed the Covered Products to identify suppliers of the necessary 3TG in such products (the “In-Scope Suppliers”) and requested that each In-Scope Supplier complete a Conflict Minerals Reporting Template (“CMRT”) developed by the RMI. GF periodically reviewed the list of In-Scope Suppliers, and obtained CMRTs from new suppliers or existing suppliers of new 3TGs, as needed.
GF reviewed and validated these CMRTs based on various criteria, and used a third-party service provider to extract and validate certain country of origin (“COO”) data. This data is based on supply-chain derived information provided by the provider’s extensive supplier network. Data validation consists of screening flawed entries to make sure only legitimate country names are accepted.
GF also relied upon the RMI RCOI file to validate COO data from the CMRTs received from the In-Scope Suppliers. This RMI RCOI file provides country of origin information for SORs that have undergone an independent third-party RMAP audit and gold refiners that have successfully completed a cross-recognized assessment through the LBMA or RJC CoC. This RMI RCOI file also provides country of origin information for Tungsten SORs from TI-CMC. RCOI data is released by the RMI on a bimonthly basis to its members. This data provides GF with most detailed information currently available about the source of 3TG in its supply chains.
As of December 31, 2023, there were 27 In-Scope Suppliers and all 27 suppliers provided a completed Conflict Minerals Reporting Template (“CMRT”).
As noted above, based on its RCOI, GF concluded that it has reason to believe that some of the 3TG contained in the Covered Products may have originated in the Covered Countries and were not 100% derived from recycled or scrap sources. In accordance with the Rule, GF therefore performed further due diligence on the source and chain of custody of the 3TGs in its Covered Products, which was designed to conform, in all material respects, with the OECD Guidance. GF also continues to evaluate market expectations for data collection and reporting to continuously improve its due diligence.
Due Diligence
A.Establish Strong Company Management Systems
Company Policies
As discussed above, GF’s Conflict Minerals Policy, which is available online at Conflict-Minerals-Policy-public.pdf (gf.com), establishes GF’s due diligence expectations for the sourcing of minerals and metals, including 3TGs. GF’s Conflict Minerals Policy prohibits the use of 3TGs if their sourcing contributes to financing armed conflict and human right abuses in the conflict regions in the Covered Countries and/or other CAHRAs. In addition, GF’s Global Human Rights Policy also requires that all suppliers conform to the RBA’s Code of Conduct requirements, which in turn requires suppliers to adopt a policy relating to responsible sourcing of 3TG.
Internal Compliance Team and Management Oversight
GF’s responsible sourcing program is overseen by its Product Stewardship Manager and is reviewed by GF’s Stewardship Committee, whose membership includes senior executives representing the Legal, Finance, Manufacturing, Human Resources, Communications, Technology, Strategy, Business Operations and Global Supply Chain. In addition, management regularly conducts additional reviews to assess the effectiveness of its responsible sourcing management system. Weekly communications meetings with the Director of Corporate EHS and Sustainability facilitate continuous evaluation, and quarterly reviews with the Stewardship Committee provide opportunities to monitor progress and make necessary improvements. Management is dedicated to enhancing the responsible sourcing management system and working to ensure ethical and sustainable practices across operations and the supply chain. Management is committed to providing resources, conducting regular reviews and fostering a culture of training and learning to uphold its responsible sourcing commitments. The Corporate EHS and Sustainability staff also report periodically on the responsible sourcing program to the Audit, Risk and Compliance Committee of GF’s Board of Directors.
Third-Party Provider
As described above, GF also uses a third-party service provider to assist with evaluating supply chain information regarding 3TG, identifying potential risks and in developing and implementing additional due diligence steps GF will undertake with suppliers and/or respective stakeholders in regard to conflict minerals.

Exhibit 1.01
Supplier engagement
GF has a well-established process in place to identify immediate suppliers and has established a clear criteria and systematic approach for approving suppliers, including responsible sourcing requirements and expectations. GlobalFoundries Responsible Minerals policies and requirements are communicated and available to our suppliers at the GlobalFoundries supplier webpage: GF Supplier | GlobalFoundries. Suppliers are expected to undertake mineral supply chain due diligence and risk management in line with the standards defined in Annex II of the OECD Guidance, and GF seeks to ensure responsible sourcing through legally binding agreements, demonstrating its commitment to ethical and sustainable practices throughout the supply chain.
To support Tier 1 suppliers in improving their due diligence performance and risk management capacities, GF does regular check-in communications to assist suppliers, helping them comply with GF's supply chain policy and enhancing their understanding of responsible sourcing practices.
Grievance Mechanism
GF maintains an Ethics First Helpline which is a confidential, anonymous whistleblower hotline administered by a third-party. The Ethics First Helpline is available globally via links on both GF’s intranet and external website. The Helpline is accessible 24 hours a day, 365 days a year and online access is available in English, German and Mandarin. Call center translation services are also available in over 200 languages enabling employees and any other person, including GF’s supply chain workers, around the world another avenue to raise questions and/or report concerns, including with respect to sourcing practices. GF proactively makes the Ethics First Helpline contact information known through various internal and external communications throughout the year and include it on all GF-issued purchase orders. GF promptly reviews all reports, and the Company is committed to protecting anyone who makes a good-faith report from retaliation or discrimination. Investigations of complaints are overseen by the Ethics & Compliance Office and supported confidentially by other internal organizations such as Internal Audit and other teams as appropriate.
Maintenance of Records
GF retains supplier CMRTs for a minimum of 5 years in conformance with GF’s records retention policy.
B.Identifying and Assessing Risk in the Supply Chain
As described above, GF reviews its products to identify whether 3TGs were necessary to the functionality or production of any products that GF manufactures or contracts to be manufactured. GF then identifies In-Scope Suppliers. GF has implemented procedures to survey In-Scope Suppliers once per year to identify SORs in its supply chain and gather related information using the CMRT. GF uses a third-party platform to track the collection and status of supplier responses. The information provided in the CMRTs is reviewed against certain validation criteria and the OECD Guidance. Additionally, the CMRTs are checked for completeness and accuracy, and, when appropriate, GF follows up with its In-Scope Suppliers regarding any errors or additional required actions or information. For the year ended December 31, 2023, all 27 In-Scope Suppliers provided a completed CMRT.
GF has established a procedure for evaluating the collected information, which encompasses two aspects: regular tracking of publicly available information regarding its supply chain and an enhanced due diligence process aligned with the OECD Guidance, such as a review of detailed supplier due diligence audit reports,review of supplier policies and procedures and utilizing RMI platforms such as RRA, Material Insights and Global Risk Map.
GF has implemented a Smelter Risk Scoring Procedure and the Management of Supply Chain Information relating to its Conﬂict Minerals Policy to assess identified risks within its supply chain. The Smelter Risk Scoring Procedure considers factors such as Geo-Risk, Audit Status and Sourcing Risk to calculate a Risk Rating (low, medium or high) for each SOR identified as being in its supply chain. A comprehensive risk assessment is conducted at least annually, and GF monitors risk on an ongoing basis. Any significant changes detected prompt an interim review. These ongoing risk assessments take into account GF’s policies, the OECD Guidance and relevant laws.
The above steps allow GF to stay updated on the status and performance of its suppliers and identify any potential risks or red ﬂags in its supply chain.
C.Implementing a Strategy to Respond to Risks
GF has established a risk mitigation procedure and process. When risks in the supply chain are identified, this process involves communication with senior management, and assigning manager responsibilities with measurable indicators.
GF also engages in a consultative process with affected In-Scope Suppliers and any other stakeholders to develop risk mitigation plan that includes a strategy for measurable risk mitigation. Measurable indicators are put in place to evaluate the effectiveness of the planned risk mitigation actions, which include a focus on achieving 100% RMAP conformity in the supply chain. Ongoing risk monitoring and management reviews are conducted periodically, seeking to ensure that any deviations from the plan are identified and addressed promptly.
Feedback on CMRTs is given directly to applicable suppliers and educational resources are provided to assist suppliers in corrective action methods or to improve their internal programs, as needed. In cases where suppliers have continuously

Exhibit 1.01
been non-responsive, are not committed to corrective action plans and/or fail to take timely actions to address known risks, GF will assess if replacing that supplier is feasible. The results of the program and risk assessment are shared with the Stewardship Committee to ensure transparency within the Company.
GF stays informed of emerging topics and issues relating to responsible sourcing via participation in the RMI.
D.Third-Party Audit of Supply Chain Due Diligence
GF requires all its 3TG suppliers to only source from 3TG SORs that have been validated by the following third-party audited schemes: RMAP, LBMA, RJC CoC or TI-CMC.
The identified SORs have their due diligence practices audited by independent third parties. GF separately verifies SORs status identified by its suppliers by comparing to the RMI’s list of “Conformant” SORs. As a downstream company, GF does not have direct relationships with SORs and instead relies upon information from these independent third-party audit programs. For this reason, GF’s efforts to determine the mine or location of origin of its necessary 3TG with the greatest possible specificity consists of the due diligence measured described herein.
In addition to SOR audit participation, GF utilizes RBA questionnaires and tools, or equivalent methods, to annually assess its major suppliers’ conformance with the RBA Code and the GF Human Rights Policy principles and to inform GF about supply chain risk indicators, such as generic country / region, product and supply chain risk.
E.Report Annually on Supply Chain Due Diligence
This Conflict Minerals Report is filed with the SEC and will be available after filing in our public website.
Due Diligence Results
The following are the supply chain outreach results of the due diligence conducted by GF for the year ended December 31, 2023.

3TG Supplier count by metal

Mineral	Number of suppliers(1)	Response Rate
Tungsten	17	100%
Tantalum	11	100%
Tin	10	100%
Gold	6	100%
(1) Includes some suppliers that supply more than one 3TG mineral.

3TG Smelter count by metal

Mineral	Number of Smelters	RMAP/LBMA/RJC Conformant Status
Tungsten	31	100%
Tantalum	31	100%
Tin	61	100%
Gold	87	100%
Smelters and Refiners
Appendix A includes all SORs that GF's In-Scope Suppliers identified in their completed CMRTs as in their respective supply chains for the year ended December 31, 2023.
GF has taken measures to validate all SOR data provided by its In-Scope Suppliers against validated audit programs and databases intended to verify RMAP conformant status and COO data. From the gathered responses, one tin, one tungsten, one tantalum and four gold SORs were identified in GF’s supply chain that potentially posed a risk due to the presence of some red flag indicators, as they either lost their validated RMAP conformant status or changed their status from a smelter to a recycler only. GF removed all seven of these SORs from its supply chain by the end of 2023 (See Appendix A).
Two tin SORs that were in GF’s supply chain and became RMAP non-conformant in 2023 actively worked towards and successfully completed their RMAP reaudit and regained their RMAP conformant status in 2023. GF tracked the SOR re-conformance via RMI and their suppliers and kept these SORs in its supply chain. As they regained RMAP compliance before December 31, 2023, they are included among the 61 tin SORs referenced above that comprise part of its 100% RMAP conformant SORs for the year ended December 31, 2023.

Exhibit 1.01
For the year ended December 31, 2023, GF had 210 3TG SORs in its supply chain (31 tungsten, 31 tantalum, 87 gold and 61 tin SORs) and all identified SORs were 100% RMAP conformant as of that date.

Country of Origin Information
Appendix B includes an aggregated list of COO from which the reported SORs collectively source 3TGs, based on reasonable identification of COO data obtained via its third-party provider’s database or other RCOI data, such as the RMI RCOI file.
Risk Mitigation Efforts
As discussed above, GF targets achieving 100% RMAP conformity in its supply chain. The conformant status of known SORs in GF's supply chain is reviewed monthly and annually, and ongoing risk monitoring and management review of the risk mitigation plan occur periodically. For the year ended December 31, 2023, 100% of SORs in GF's supply chain were RMAP conformant.
GF will continue to engage with its suppliers and provide them with information and training resources regarding responsible sourcing of 3TG and encourage suppliers to have due diligence procedures aligned with OECD Guidance for responsible sourcing in place for their supply chains to improve the content of the responses from its suppliers. GF will continue to enhance supplier communication and engagement to improve supplier data accuracy and completeness.
GF continues to utilize RMI’s Material Insights platform, Global Risk Map and RRA tools to review responsible sourcing risks that are material for 3TG. GF also participates in RMI’s working groups to collaborate with other RMI members in outreach activities to suppliers and to enhance its understanding of minerals’ value chain.

Cautionary Statements
This Conflict Minerals Report includes “forward-looking statements” that reflect our current expectations and views of future events. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995 and include, but are not limited to, statements regarding our sourcing practices and supply chain. These statements are based on current expectations, assumptions, estimates, forecasts, projections and limited information available at the time they are made. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall,” "outlook," "on track" and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, although not all forward-looking statements contain these identifying words. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, political, regulatory and economic developments, whether in the Covered Countries, the United States or elsewhere, the accuracy of the information provided by our suppliers; our ability to identify and mitigate risks in our supply chain; and industry developments relating to supply chain diligence, disclosure and other practices. Any inaccuracy in our assumptions and estimates could affect the realization of the expectations or forecasts in these forward-looking statements.
Although we believe that the expectations reflected in our statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we, nor any other person, assumes responsibility for the accuracy and completeness of these statements. Recipients are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements are made and should not be construed as statements of fact. Except to the extent required by federal securities laws, we undertake no obligation to update any information or any forward-looking statements as a result of new information, subsequent events, or any other circumstances after the date hereof, or to reflect the occurrence of unanticipated events. For a discussion of potential risks and uncertainties, please refer to the risk factors and cautionary statements in our 2023 Annual Report on Form 20-F, current reports on Form 6-K and other reports filed with the Securities and Exchange Commission. Copies of our SEC filings are available on our Investor Relations website, investors.gf.com, or from the SEC website, www.sec.gov.

Exhibit 1.01
APPENDIX A
ANNEX I: Smelter and Refiner List of identified SORs of 3TG reported in GlobalFoundries' supply chain for the year ended December 31, 2023.

Metal	Smelter Name	Smelter Facility Location	RMAP Conformance Status
Tungsten	A.L.M.T. Corp.	Japan	Conformant
Gold	Aida Chemical Industries Co., Ltd.	Japan	Conformant
Gold	Agosi AG	Germany	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	Conformant
Gold	Asahi Pretec Corp.	Japan	Conformant
Gold	Asaka Riken Co., Ltd.	Japan	Conformant
Tungsten	Kennametal Huntsville	United States Of America	Conformant
Gold	Aurubis AG	Germany	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	Conformant
Gold	Boliden AB	Sweden	Conformant
Gold	C. Hafner GmbH + Co. KG	Germany	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
Gold	Chimet S.p.A.	Italy	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Gold	Chugai Mining	Japan	Conformant
Tin	Alpha	United States Of America	Conformant
Tin	PT Aries Kencana Sejahtera	Indonesia	Conformant
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	Conformant
Gold	Dowa	Japan	Conformant
Tin	Dowa	Japan	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	Conformant
Tin	EM Vinto	Bolivia (Plurinational State Of)	Conformant
Tin	Estanho de Rondonia S.A.	Brazil	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tungsten	Global Tungsten & Powders LLC	United States Of America	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	Conformant
Gold	LT Metal Ltd.	Korea, Republic Of	Conformant
Gold	Heimerle + Meule GmbH	Germany	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	Conformant
Gold	Heraeus Germany GmbH Co. KG	Germany	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Conformant

Exhibit 1.01

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Conformant
Gold	Istanbul Gold Refinery	Turkey	Conformant
Gold	Japan Mint	Japan	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Conformant
Gold	Asahi Refining USA Inc.	United States Of America	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	Conformant
Gold	Kazzinc	Kazakhstan	Conformant
Tungsten	Kennametal Fallon	United States Of America	Conformant
Gold	Kennecott Utah Copper LLC	United States Of America	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tantalum	AMG Brasil	Brazil	Conformant
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Gold	Materion	United States Of America	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Conformant
Tin	Metallic Resources, Inc.	United States Of America	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Conformant
Gold	Metalor Technologies S.A.	Switzerland	Conformant
Gold	Metalor USA Refining Corporation	United States Of America	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	India	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tantalum	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Gold	Mitsubishi Materials Corporation	Japan	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Tantalum	NPM Silmet AS	Estonia	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	Conformant
Gold	Nihon Material Co., Ltd.	Japan	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	Conformant

Exhibit 1.01

Gold	MKS PAMP SA	Switzerland	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	PT Babel Inti Perkasa	Indonesia	Conformant
Tin	PT Babel Surya Alam Lestari	Indonesia	Conformant
Tin	PT Bukit Timah	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Prima Timah Utama	Indonesia	Conformant
Tin	PT Refined Bangka Tin	Indonesia	Conformant
Tin	PT Sariwiguna Binasentosa	Indonesia	Conformant
Tin	PT Stanindo Inti Perkasa	Indonesia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Gold	PX Precinox S.A.	Switzerland	Conformant
Tantalum	QuantumClean	United States Of America	Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	Conformant
Gold	Royal Canadian Mint	Canada	Conformant
Tin	Rui Da Hung	Taiwan, Province Of China	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	Spain	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	Conformant
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Conformant
Tantalum	Taki Chemical Co., Ltd.	Japan	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Conformant
Tantalum	Telex Metals	United States Of America	Conformant
Tin	Thaisarco	Thailand	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	China	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	Conformant
Gold	Torecom	Korea, Republic Of	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Conformant
Gold	United Precious Metal Refining, Inc.	United States Of America	Conformant
Gold	Valcambi S.A.	Switzerland	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
Gold	Yamakin Co., Ltd.	Japan	Conformant
Gold	Yokohama Metal Co., Ltd.	Japan	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	Conformant

Exhibit 1.01

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	Conformant
Gold	SAFINA A.S.	Czechia	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tin	CV Venus Inti Perkasa	Indonesia	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tantalum	D Block Metals, LLC	United States Of America	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	India	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	Conformant
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Conformant
Tantalum	KEMET de Mexico	Mexico	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tungsten	Masan High-Tech Materials	Viet Nam	Conformant
Tantalum	TANIOBIS Co., Ltd.	Thailand	Conformant
Tantalum	TANIOBIS GmbH	Germany	Conformant
Tantalum	Materion Newton Inc.	United States Of America	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tantalum	Global Advanced Metals Boyertown	United States Of America	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	Conformant
Tin	CV Ayi Jaya	Indonesia	Conformant
Gold	T.C.A S.p.A	Italy	Conformant
Gold	REMONDIS PMR B.V.	Netherlands	Conformant
Tungsten	Niagara Refining LLC	United States Of America	Conformant
Tin	PT Rajehan Ariq	Indonesia	Conformant
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	Conformant

Exhibit 1.01

Gold	TOO Tau-Ken-Altyn	Kazakhstan	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	Conformant
Tin	PT Cipta Persada Mulia	Indonesia	Conformant
Tin	Resind Industria e Comercio Ltda.	Brazil	Conformant
Tantalum	Resind Industria e Comercio Ltda.	Brazil	Conformant
Gold	L'Orfebre S.A.	Andorra	Conformant
Gold	Italpreziosi	Italy	Conformant
Tin	Aurubis Beerse	Belgium	Conformant
Tin	Aurubis Berango	Spain	Conformant
Gold	WIELAND Edelmetalle GmbH	Germany	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	Conformant
Tin	PT Sukses Inti Makmur	Indonesia	Conformant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	Conformant
Tin	PT Menara Cipta Mulia	Indonesia	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	Conformant
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	Conformant
Gold	Planta Recuperadora de Metales SpA	Chile	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Gold	NH Recytech Company	Korea, Republic Of	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	Conformant
Tin	PT Bangka Serumpun	Indonesia	Conformant
Tin	Tin Technology & Refining	United States Of America	Conformant
Tin	PT Rajawali Rimba Perkasa	Indonesia	Conformant
Tin	Luna Smelter, Ltd.	Rwanda	Conformant
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	Conformant
Tungsten	Hubei Green Tungsten Co., Ltd.	China	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	Conformant
Tin	PT Mitra Sukses Globalindo	Indonesia	Conformant
Tungsten	Cronimet Brasil Ltda	Brazil	Conformant
Tin	CRM Synergies	Spain	Conformant
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	Conformant
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China	Conformant
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	Conformant
Tin	PT Tinindo Inter Nusa	Indonesia	Conformant
Tin	PT Timah Nusantara	Indonesia	Conformant
Tin	PT Tommy Utama	Indonesia	Conformant
Gold	Abington Reldan Metals, LLC	United States Of America	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	Conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	Conformant
Tin	DS Myanmar	Myanmar	Conformant

Exhibit 1.01
The following SORs compliance or operational status was changed in 2023 and these SORs were removed from the GlobalFoundries supply chain for the year ended December 31, 2023.

Metal	Smelter Name	Smelter Facility Location
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tungsten	Hunan Jintai New Material Co., Ltd.	China
Gold	Emirates Gold DMCC	UAE
Gold	Samduck Precious Metals	Korea, Republic of
Gold	Etihad Gold Refinery DMCC	UAE
Gold	Marsem Metals	Brazil

Exhibit 1.01
Appendix B
ANNEX II: Countries of Origin of 3TG
Note: Countries that do not contain physical mine locations have been included as they are a source of recycled/scrap materials

Albania	Egypt	Kyrgyzstan	Rwanda*
Andorra	El Salvador	Liberia	Saudi Arabia
Angola*	Eritrea	Liechtenstein	Senegal
Argentina	Estonia	Lithuania	Serbia
Armenia	Ethiopia	Luxembourg	Sierra Leone
Australia	Fiji	Madagascar	Singapore
Austria	Finland	Malaysia	Slovakia
Azerbaijan	France	Mali	South Africa
Belarus	Georgia	Mauritania	Spain
Belgium	Germany	Mexico	Sudan
Benin	Ghana	Mongolia	Suriname
Bolivia (Plurinational State of)	Guatemala	Morocco	Sweden
Botswana	Guinea	Mozambique	Switzerland
Brazil	Guyana	Myanmar	Taiwan
Bulgaria	Honduras	Namibia	Tajikistan
Burkina Faso	Hong Kong	Netherlands	Tanzania*
Burundi*	Hungary	New Zealand	Thailand
Cambodia	India	Nicaragua	Togo
Canada	Indonesia	Niger	Turkey
Chile	Ireland	Nigeria	Uganda*
China	Israel	Oman	United Arab Emirates
Colombia	Italy	Panama	United Kingdom
Congo*	Ivory Coast	Papua New Guinea	United States of America
Cyprus	Japan	Peru	Uruguay
Democratic Republic of Congo*	Jersey	Philippines	Uzbekistan
Djibouti	Kazakhstan	Poland	Vietnam
Dominican Republic	Kenya	Portugal	Zambia*
Ecuador	Korea	Russian Federation
* The DRC or an adjoining country.